Exhibit (g)(3)(iii)

September 30, 2014

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02210

Attention: Jeffrey Mihalchik, Vice President

Re: Gateway Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as Gateway Equity Call Premium Fund (the “Series”).

In accordance with Section 18.7, the Additional Portfolios provision, of the Master Custodian Agreement dated as of September 1, 2005, as amended, supplemented and modified from time to time (the “Custody Agreement”), by and among each registered management investment company party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the Series under the terms of the Custody Agreement. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.4 of the Custody Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

GATEWAY TRUST on behalf of:
Gateway Equity Call Premium Fund

By:	/s/ Michael Kardok
Name: Michael Kardok
Title: Treasurer Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

Effective Date: September 30, 2014